FNCB EARNINGS JUMP 4 PERCENT

        A decrease in interest expenses helped boost second quarter earnings 4 percent at First National Community Bank.

        The bank earned $2.4 million in the three months ending June 30, 2004, an increase of $86,000 compared to the same quarter a year ago. Although interest income remained flat quarter over quarter, interest expense declined 8 percent, to $4.1 million.